Exhibit 99.1

Press Release

Acutus Medical Reports Second Quarter 2020 Financial Results

Carlsbad, Calif. – September 17, 2020 – Acutus Medical, Inc. (“Acutus”) (Nasdaq: AFIB), today reported financial results for its second quarter ended June 30, 2020.

Recent Highlights:

•

Reported revenue of $1.1 million in the second quarter of 2020, a 54% increase over the same quarter last year and within the preliminary range disclosed in our initial public offering (“IPO”) prospectus.

•

Increased worldwide installed base of AcQMap consoles to 38 as of June 30, 2020, up from 31 at the end of the prior quarter. Of those 38 consoles, 21 were 2nd generation machines, up from 11 at the end of the prior quarter.

•	During August, completed an initial public offering of 10.1 million shares, raising $163.3 million in net proceeds.

“In light of the challenging circumstances experienced by medical device companies generally during the first half of 2020, I’m very pleased with our second quarter results and the dedication demonstrated by our team to our mission of improving the efficiency and effectiveness of arrhythmia treatment,” said Vince Burgess, President and Chief Executive Officer. “While we did see widespread interruptions to hospital electrophysiology services in the US and Europe due to the COVID-19 pandemic, we nevertheless saw strong console placements in the second quarter. We also saw many of our EP customers begin to re-open their labs in the latter half of Q2, driving an encouraging trend toward recovery to procedure rates, so we feel well positioned as we look to continue our growth.”

Second Quarter 2020 Financial Results

Revenue was $1.1 million for the second quarter of 2020, compared to $1.6 million for the prior quarter and $0.7 million for the second quarter of 2019, and within the preliminary range disclosed in our IPO prospectus. Headwinds from the global pandemic drove a procedural decline during the second quarter of 2020 relative to the first quarter of 2020. The increase in revenue when compared to the second quarter of 2019 was driven by increased disposables sales associated with the expansion of our AcQMap console installed base as we initiated our full commercial launch.

Gross margin was negative 135% for the second quarter of 2020, compared with negative 232% in the same quarter last year. The improvement was driven by greater production volumes and efficiencies in labor and manufacturing overhead absorption when compared to the same period last year. Over time and in advance of our full future requirements we have made significant investments in our manufacturing infrastructure to support our commercial launch in order to position us to scale production in-house as our business grows. As volumes increase over time, we expect to see the benefit of these investments and improvements to our margin profile.

Operating expenses were $17.9 million for the second quarter of 2020, compared with $12.2 million in the same quarter last year. The increase was driven primarily due to the expansion of our commercial team in conjunction with our full commercial launch, various R&D projects related to console enhancements and catheter development programs, and increased G&A costs incurred in anticipation of our becoming a public company.

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We effected a 1-for-9.724 reverse split of our capital stock on July 28, 2020 in anticipation of our IPO. We have retrospectively adjusted outstanding shares to reflect the impact of the reverse stock split for all periods presented. Net loss was $23.2 million for the second quarter of 2020 and net loss per share was $32.24 on a weighted-average basic and diluted outstanding share count of 0.72 million, compared to $30.3 million and a net loss per share of $45.70 on a weighted-average basic and outstanding diluted share count of 0.66 million in the same period of the prior year. It is important to note these figures are based on pre-IPO share counts and do not reflect the conversion of 16.6 million shares of convertible preferred stock to common nor the issuance of 10.1 million common shares at the IPO. Beginning in the third quarter of 2020, these 26.7 million shares will be included in our calculation of weighted-average basic and diluted share counts, which will significantly reduce our net loss per share for future reporting periods as compared to reporting periods prior to our IPO.

Cash, cash equivalents, marketable securities and restricted cash were $29.5 million as of June 30, 2020, which excludes the $163.3 million net proceeds from our IPO, which closed on August 10, 2020.

Outlook and COVID-19

Due to uncertainty surrounding the COVID-19 pandemic, Acutus Medical will not provide financial guidance for the remainder of 2020 at this time. Management will continue to evaluate its guidance policies and anticipates providing an update at the time of its third quarter earnings announcement, to the extent practicable, based on available information at that time.

Webcast and Conference Call Information

Acutus Medical will host a conference call to discuss the second quarter financial results after market close on Thursday, September 17, 2020 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live over the phone (833) 570-1131 for U.S. callers or (914) 987-7078 for international callers, using conference ID: 9767216. The live webinar can be accessed at https://ir.acutusmedical.com.

About Acutus Medical, Inc.

Acutus Medical is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to advancing the field of electrophysiology with a unique array of products and technologies which will enable more physicians to treat more patients more efficiently and effectively. Through internal product development, acquisitions, and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products. Acutus Medical’s goal is to provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias in each of its geographic markets. Founded in 2011, Acutus is based in Carlsbad, California.

Caution Regarding Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of the Company’s products in the marketplace, the effect of global

Press Release

economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States, including changes in government reimbursement of procedures, dependence upon third-party vendors and distributors, timing of regulatory approvals, the impact of the recent coronavirus (COVID-19) pandemic and our response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Caroline Corner

Westwicke ICR

D: 415-314-1725

Caroline.corner@westwicke.com

Holly Windler

M: 619-929-1275

media@acutusmedical.com

Press Release

Acutus Medical, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$24,295	$9,452
Marketable securities	5,037	62,351
Restricted cash	150	150
Accounts receivable	860	263
Inventory	12,266	8,424
Deferred offering costs	2,506	—
Prepaid expenses and other current assets	1,323	1,816

Total current assets	46,437	82,456

Property and equipment, net	7,584	4,427
Right-of-use asset, net	2,005	2,341
Intangible assets, net	3,890	4,110
Goodwill	12,026	12,026
Other assets	87	95

Total assets	$72,029	$105,455

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$9,084	$3,882
Accrued liabilities	7,036	10,076
Contingent consideration, short-term	3,500	8,200
Operating lease liabilities, short-term	882	833
Common and preferred stock warrant liability	10,791	8,919

Total current liabilities	31,293	31,910

Operating lease liabilities, long-term	1,594	2,054
Long-term debt	38,558	38,244
Contingent consideration, long-term	4,000	5,700

Total liabilities	75,445	77,908

Commitments and contingencies

Convertible preferred stock
Series A convertible preferred stock	3,059	3,059
Series B convertible preferred stock	40,685	40,685
Series C convertible preferred stock	74,575	74,575
Series D convertible preferred stock	142,236	135,039

Stockholders’ deficit
Common stock	1	1
Additional paid-in capital	36,355	33,252
Accumulated deficit	(300,325)	(259,034)
Accumulated other comprehensive loss	(2)	(30)

Total stockholders’ deficit	(263,971)	(225,811)

Total liabilities, convertible preferred stock and stockholders’ deficit	$72,029	$105,455

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Acutus Medical, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$1,134	$734	$2,717	$1,521

Costs and operating expenses:
Cost of products sold	2,663	2,435	5,857	4,611
Research and development	8,176	5,247	16,149	9,624
Selling, general and administrative	9,125	6,927	19,360	11,020
Change in fair value of contingent consideration	635	—	(1,584)	—

Total costs and operating expenses	20,599	14,609	39,782	25,255

Loss from operations	(19,465)	(13,875)	(37,065)	(23,734)

Other income (expense):
Change in fair value of warrant liability and embedded derivative	(2,453)	(1,446)	(1,872)	(605)
Loss on debt extinguishment	—	(1,398)	—	(1,398)
Interest income	95	143	370	208
Interest expense	(1,370)	(13,769)	(2,724)	(19,511)

Total other expense, net	(3,728)	(16,470)	(4,226)	(21,306)

Net loss	$(23,193)	$(30,345)	$(41,291)	$(45,040)

Other comprehensive income (loss)
Unrealized (loss) gain on marketable securities	(14)	6	(41)	7
Foreign currency translation adjustment	96	2	69	(12)

Comprehensive loss	$(23,111)	$(30,337)	$(41,263)	$(45,045)

Net loss per common share, basic and diluted	$(32.24)	$(45.70)	$(58.16)	$(68.21)

Weighted-average shares outstanding, basic and diluted	719,421	663,972	709,961	660,333

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Acutus Medical, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(41,291)	$(45,040)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	978	1,142
Amortization of intangible assets	220	—
Stock-based compensation expense	2,898	1,362
Accretion of discounts/(amortization of premiums) on marketable securities, net	5	(19)
Amortization of debt issuance costs	314	17,309
Amortization of right-of-use assets	336	312
Loss on debt extinguishment	—	1,398
Change in fair value of warrant liability and embedded derivative	1,872	605
Change in fair value of contingent consideration	(1,584)	—
Changes in operating assets and liabilities, net of effect from business combination:
Accounts receivable	(597)	(280)
Inventory	(3,616)	(1,961)
Prepaid expenses and other current assets	666	(43)
Other assets	8	(12)
Accounts payable	5,286	1,682
Accrued liabilities	155	1,810
Operating lease liabilities	(411)	(349)

Net cash used in operating activities	(34,761)	(22,084)

Cash flows from investing activities
Purchases of available-for-sale marketable securities	—	(22,208)
Sales of available-for-sale marketable securities	17,095	—
Maturities of available-for-sale marketable securities	40,000	8,100
Purchases of property and equipment	(4,445)	(316)
Cash paid, net of cash acquired for the Rhythm Xience Acquisition	—	(3,000)

Net cash provided by (used in) investing activities	52,650	(17,424)

Cash flows from financing activities
Proceeds from issuance of debt and warrants	—	77,000
Repayment of debt	—	(15,000)
Payment of issuance and extinguishment costs related to debt	—	(2,332)
Payment of contingent consideration	(2,619)	—
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	38,226
Payment of deferred offering costs	(701)	—
Proceeds from stock options exercises	205	57

Net cash (used in) provided by financing activities	(3,115)	97,951

Effect of exchange rate changes on cash, cash equivalents and restricted cash	69	(12)

Net change in cash, cash equivalents and restricted cash	14,843	58,431
Cash, cash equivalents and restricted cash, at the beginning of the period	9,602	9,775

Cash, cash equivalents and restricted cash, at the end of the period	$24,445	$68,206